 EXHIBIT 1.1

GUGGENHEIM DEFINED PORTFOLIOS, SERIES 2620

Dividend Strength Portfolio, Series 63
Large-Cap Core Portfolio, Series 50

REFERENCE TRUST AGREEMENT

This Reference Trust Agreement dated as of August 26, 2026, between Guggenheim Funds Distributors, LLC, as Depositor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Series Formed on or Subsequent to December 18, 2001” (herein called the “Standard Terms and Conditions of Trust”), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

PART I.

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in this instrument.

PART II.

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

(1) The securities listed in the Schedule hereto have been deposited in the Trust(s) under this Reference Trust Agreement as indicated on the attached Schedule A.

(2) For the purposes of the definition of the term “Unit” in Article I, it is hereby specified that the fractional undivided interest in and ownership of the Trust(s) are the amount described in Amendment No. 1 to the Trusts’Registration Statement (Registration No. 333-296882) as filed with the Securities and Exchange Commission today. The fractional undivided interest may (a) increase by the number of any additional Units issued pursuant to Section 2.03, (b) increase or decrease in connection with an adjustment to the number of Units pursuant to Section 2.03, or (c) decrease by the number of Units redeemed pursuant to Section 5.02.

(3) The term “Deferred Sales Charge” shall mean the “deferred sales fee” as described in the Prospectus.

(4) The terms “Income Account Record Date” and “Capital Account Record Date” shall mean the dates set forth under “Essential Information--Record Dates” in the Prospectus.

(5) The terms “Income Account Distribution Date” and “Capital Account Distribution Date” shall mean the dates set forth under “Essential Information--Distribution Dates” in the Prospectus.

(6) The term “Initial Date of Deposit” shall mean the date of this Reference Trust Agreement as set forth above.

(7) The definition of “Supplemental Indenture” is hereby deleted in its entirety.

(8) The definition of “Addendum to the Reference Trust Agreement” is hereby deleted in its entirety.

(9) The term “Additional Securities” shall mean such Securities which have been deposited pursuant to Section 2.05 to effect an increase over the number of Units initially specified in the Reference Trust Agreement.

(10) The number of Units of the Trust(s) referred to in Section 2.03 shall be equal to the “Number of Units” in the Statement(s) of Financial Condition in the Prospectus.

(11) The first paragraph of Section 5.01 is hereby amended and restated to read as follows:

Section 5.01. Trust Evaluation. As of the Evaluation Time (a) on the last Business Day of each year, (b) on the day on which any Unit is tendered for redemption and (c) on any other day desired by the Trustee or requested by the Depositor, the Trustee shall: Add (i) all moneys on deposit in a Trust (excluding (1) cash, cash equivalents or Letters of Credit deposited pursuant to Section 2.01 hereof for the purchase of Contract Securities, unless such cash or Letters of Credit have been deposited in the Interest and Principal Accounts because of failure to apply such moneys to the purchase of Contract Securities pursuant to the provisions of Sections 2.01, 3.03 and 3.04 hereof and (2) moneys credited to the Reserve Account pursuant to Section 3.05 hereof), plus (ii) the aggregate Evaluation of all Securities (including Contract Securities and Reinvestment Securities) on deposit in such Trust as is determined by the Evaluator (such evaluations shall take into account and itemize separately (i) the cash on hand in the Trust or moneys in the process of being collected from matured interest coupons or bonds matured or called for redemption prior to maturity, (ii) the value of each issue of the Securities in the Trust on the bid side of the market as determined by the Evaluator pursuant to Section 4.01, and (iii) interest accrued thereon not subject to collection and distribution). For each such Evaluation there shall be deducted from the sum of the above (i) amounts representing any applicable taxes or governmental charges payable out of the respective Trust and for which no deductions shall have previously been made for the purpose of addition to the Reserve Account, (ii) amounts representing estimated accrued fees of the Trust and expenses of such Trust including but not limited to unpaid fees and expenses of the Trustee, the Evaluator, the Supervisor, the Depositor and bond counsel, in each case as reported by the Trustee to the Evaluator on or prior to the date of evaluation, (iii) any moneys identified by the Trustee, as of the date of the Evaluation, as held for distribution to Unitholders of record as of a Record Date or for payment of the Redemption Value of Units tendered prior to such date and (iv) unpaid organization costs in the estimated amount per Unit set forth in the Prospectus. The resulting figure is herein called a “Trust Fund Evaluation.” The value of the pro rata share of each Unit of the respective Trust determined on the basis of any such evaluation shall be referred to herein as the “Unit Value.”

(12) Article III is hereby amended by adding the following section:

Section 3.23. Bookkeeping and Administrative Expenses. If so provided in the Prospectus, as compensation for providing bookkeeping and other administrative services of a character described in Section 26(a)(2)(C) of the Investment Company Act of 1940 to the extent such services are in addition to, and do not duplicate, the services to be provided hereunder by the Trustee or the Depositor for providing supervisory services, the Depositor shall receive at the times specified in Section 3.05, against a statement or statements therefor submitted to the Trustee an aggregate annual fee in an amount which shall not exceed that amount set forth in the Prospectus, calculated as specified in Section 3.05. Such compensation may, from time to time, be adjusted provided that the total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase, during the period from the Trust Agreement to the date of any such increase, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled “All Services Less Rent of Shelter” or similar index as described under Section 3.18. The consent or concurrence of any Unitholder hereunder shall not be required for any such adjustment or increase. Such compensations shall be paid by the Trustee, upon receipt of invoice therefor from the Depositor, upon which, as to the cost incurred by the Depositor of providing services hereunder the Trustee may rely, and shall be charged against the Income and Capital Accounts as specified in Section 3.05. The Trustee shall have no liability to any Unitholder or other person for any payment made in good faith pursuant to this Section.

If the cash balance in the Income and Capital Accounts shall be insufficient to provide for amounts payable pursuant to this Section 3.23, the Trustee shall have the power to sell (1) Securities from the current list of Securities designated to be sold pursuant to Section 5.02 hereof, or (2) if no such Securities have been so designated, such Securities as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable pursuant to this Section 3.23. Any moneys payable to the Depositor pursuant to this Section 3.23 shall be secured by a prior lien on the Trust except that no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04.

Any moneys payable to the Depositor pursuant to this Section 3.23 shall be secured by a prior lien on the Trust except that no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04.

(13) The phrases “supervisory services,” “supervisory portfolio services” and “portfolio supervisory services” in Sections 3.18 are hereby replaced with the phrase “portfolio supervisory services and bookkeeping and administrative expenses.”

(14) Section 7.05 is hereby amended and replaced in its entirety with the following:

Section 7.05. Compensation. The Depositor shall receive at the times set forth in Sections 3.05, 3.18, 3.23 and 4.03 as compensation for performing portfolio supervisory services, bookkeeping and administrative expenses and evaluation services, such amount and for such periods as specified the Prospectus and/or Reference Trust Agreement. The compensation for providing portfolio supervisory services, bookkeeping and administrative expenses and evaluation services shall be made on the basis of the largest number of units outstanding at any time during the period for which such compensation is being computed. At no time, however, will the total amount received by the Depositor for services rendered to all series of Guggenheim Defined Portfolios in any calendar year exceed the aggregate cost to them of supplying such services in such year. Such rate may be increased by the Trustee from time to time, without the consent or approval of any Unitholder, or the Depositor, by amounts not exceeding the proportionate increase during the period from the date of such Prospectus and/or Reference Trust Agreement to the date of any such increase, in consumer prices as published either under the classification “All Services Less Rent” in the Consumer Price Index published by the United States Department of Labor or, IF such Index is no longer published, a similar index.

In the event that any amount of the compensation paid to the Depositor pursuant to Sections 3.05, 3.18 and 3.23 and 4.03 is found to be an improper charge against a Trust, the Depositor shall reimburse the Trust in such amount. An improper charge shall be established if a final judgment or order for reimbursement of the Trust shall be rendered against the Depositor and such judgment or order shall not be effectively stayed or a final settlement is established in which the Depositor agrees to reimburse the Trust for amounts paid to the Depositor pursuant to this Section 7.05.

(15) Section 3.22 is hereby amended by deleting the tenth sentence in its entirety and by replacing the first two sentences in their entirety with the following:

If the Prospectus related to a Trust specifies a creation and development fee (the “Creation and Development Fee”), the Trustee shall, on such date or dates set forth in the Prospectus for a Trust, withdraw from the Capital Account an amount equal to either the accrued and unpaid Creation and Development Fee as of such date (for Trusts in which the applicable Prospectus provides that the Creation and Development Fee accrues on a daily basis) or the entire Creation and Development Fee (for Trusts in which the applicable Prospectus provides that the Creation and Development Fee be assessed at the conclusion of the initial offering period, as certified by the Depositor to the Trustee) and credit such amount to a special non-Trust account designated by the Depositor out of which the Creation and Development Fee will be distributed to the Depositor (the “Creation and Development Account”). For Trusts in which the applicable Prospectus provides for daily accrual of the Creation and Development Fee, the Creation and Development Fee will accrue on a daily basis from the day after the conclusion of the initial offering period through the Trust’s Mandatory Termination Date. Such a Creation and Development Fee will accrue at a daily rate of the total fixed dollar Creation and Development Fee amount stated in the applicable Prospectus divided by the number of days from the day after the conclusion of the initial offering period through the Trust’s Mandatory Termination Date. For Trusts in which the applicable Prospectus provides that the entire Creation and Development Fee will be assessed at the conclusion of the initial offering period, the reimbursement provided for in this Section shall be for the account of Unitholders of record at the conclusion of the initial offering period and shall have no effect on the Unit Value prior to such date.

(16) Article III is hereby amended by adding the following section:

Section 3.24. License Fees. If so provided in the Prospectus, the Depositor may enter into a Licensing Agreement (the “Agreement”) with a licensor (the “Licensor”) described in the Prospectus in which the Trust(s), as consideration for the licenses granted by the Licensor for the right to use its trademarks and trade names, intellectual property rights or for the use of databases and research owned by the Licensor, will pay a fee set forth in the Agreement to the applicable Licensor or the Depositor to reimburse the Depositor for payment of the expenses.

If the Agreement provides for an annual license fee computed in whole or part by reference to the average daily net asset value of the Trust assets, for purpose of calculating the accrual of estimated expenses such annual fee shall accrue at a daily rate and the Trustee is authorized to compute an estimated license fee payment (i) until the Depositor has informed the Trustee that there will be no further deposits of additional Securities, by reference to an estimate of the average daily net asset value of the Trust assets which the Depositor shall provide the Trustee, (ii) thereafter and during the calendar quarter in which the last business day of the period described in clause (i) occurs, by reference to the net asset value of the Trust assets as of such last business day, and (iii) during each subsequent calendar quarter, by reference to the net asset value of the Trust assets as of the last business day of the preceding calendar quarter. The Trustee shall adjust the net asset value (Trust Fund Evaluation) as of the dates specified in the preceding sentence to account for any variation between accrual of estimated license fee and the license fee payable pursuant to the Agreement, but such adjustment shall not affect calculations made prior thereto and no adjustment shall be made in respect thereof.

(17) Sections 2.05(a) and 2.05(b) are hereby amended and replaced in their entirety with the following:

Section 2.05. Deposit of Additional Securities. (a) Subject to the requirements set forth below in this Section, the Depositor may, on any Business Day (the “Trade Date”), subscribe for Additional Units as follows:

(1) Prior to the Evaluation Time defined in Section 5.01 on the Trade Date, the Depositor shall provide notice (the “Subscription Notice”) to the Trustee of the Depositor’s intention to subscribe for Additional Units. The Subscription Notice shall identify the Additional Securities to be acquired (unless such Additional Securities are a precise replication of the then existing portfolio) and shall either (i) specify the quantity of Additional Securities to be deposited by the Depositor on the settlement date for such subscription or (ii) instruct the Trustee to purchase Additional Securities with an aggregate cost as specified in the Subscription Notice.

(2) Promptly following the Evaluation Time on such Business Day, the Depositor shall verify with the Trustee, the number of Additional Units to be created.

(3) Not later than the time on the settlement date for such subscription when the Trustee is to deliver the Additional Units created thereby (which time shall not be later than the time by which the Trustee is required to settle any contracts for the purchase of Additional Securities entered into by the Trustee pursuant to the instruction of the Depositor referred to in subparagraph (1) above), the Depositor shall deposit with the Trustee (i) any Additional Securities specified in the Subscription Notice (or contracts to purchase such Additional Securities together with cash or a letter of credit in the amount necessary to settle such contracts) or (ii) cash or a letter of credit in the amount equal to the aggregate cost of the Additional Securities to be purchased by the Trustee, as specified in the Subscription Notice, together with, in each case, Cash defined below. “Cash” means, as to the Capital Account, cash or other property (other than Securities) on hand in the Capital Account or receivable and to be credited to the Capital Account as of the Evaluation Time on the Business Day preceding the Trade Date (other than amounts to be distributed solely to persons other than persons receiving the distribution from the Capital Account as holders of Additional Units created by the deposit), and, as to the Income Account, cash or other property (other than Securities) received by the Trust as of the Evaluation Time on the Business Day preceding the Trade Date or receivable by the Trust in respect of dividends or other distributions declared but not received as of the Evaluation Time on the Business Day preceding the Trade Date, reduced by the amount of any cash or other property received or receivable on any Security allocable (in accordance with the Trustee’s calculation of the monthly distribution from the Income Account pursuant to Section 3.05) to a distribution made or to be made in respect of a Record Date occurring prior to the Trade Date. Each deposit made pursuant to this Section 2.05 shall replicate, to the extent practicable, the portfolio immediately prior to such deposit.

(4) On the settlement date for a subscription, the Trustee shall, in exchange for the Securities and cash or Letter of Credit described above, issue and deliver to or on the order of the Depositor the number of Units verified by the Depositor with the Trustee. No Unit to be issued pursuant to this paragraph shall be issued or delivered unless and until Securities, cash or a Letter of Credit is received in exchange therefor and no person shall have any claim to any Unit not so issued and delivered or any interest in the Trust in respect thereof.

(5) Any Additional Securities shall be held, administered and applied by the Trustee in the same manner as herein provided for the Securities.

(6) The acceptance of Additional Units by the Depositor in accordance with the provisions of paragraph (a) of this Section shall be deemed a certification by the Depositor that the deposit or purchase of Additional Securities associated therewith complies with the conditions of this Section 2.05.

(b) Instructions to purchase Additional Securities under this Section shall be in writing and shall direct the Trustee to purchase, or enter into contracts to purchase, Additional Securities; such instructions shall also specify the name, CUSIP number, if any, aggregate amount of each such Additional Security and price or range of price. If, at the time of a subsequent deposit under this Section, Securities of an Original Issue are unavailable, cannot be purchased at reasonable prices or their purchase is prohibited or restricted by applicable law, regulation or policies, in lieu of the portion of the deposit that would otherwise be represented by those Securities, the Depositor may (A) deposit (or instruct the Trustee to purchase) Securities of another Original Issue or (B) deposit cash or a letter of credit with instructions to acquire the Securities of such Original Issue when they become available.

(18) Section 4.01(b) is replaced in its entirety by the following:

(b) During the initial offering period such Evaluation shall be made in the following manner: if the Securities are listed on a national securities exchange or foreign securities exchange, such Evaluation shall generally be based on the last available sale price on or immediately prior to the Evaluation Time on the exchange which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon (unless the Evaluator deems such price inappropriate as a basis for evaluation) or, if there is no such available sale price on such exchange, at the last available offer prices of the Securities. Securities not listed on the New York Stock Exchange but principally traded on the Nasdaq National Market System will be valued at Nasdaq’s official close price. If the Securities are not so listed or, if so listed, the principal market therefor is other than on such exchange or there is no such available sale price on such exchange, such Evaluation shall generally be based on the following methods or any combination thereof whichever the Evaluator deems appropriate: (i) on the basis of the current offer price for comparable securities (unless the Evaluator deems such price inappropriate as a basis for evaluation), (ii) by determining the valuation of the Securities on the offer side of the market by appraisal or (iii) by any combination of the above. If the Trust holds Securities denominated in a currency other than U.S. dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Evaluator deems such prices inappropriate as a basis for valuation). The Evaluator shall add to the Evaluation of each Security which is traded principally on a foreign securities exchange the amount of any commissions and relevant taxes associated with the acquisition of the Security. As used herein, the closing sale price is deemed to mean the most recent closing sale price on the relevant securities exchange immediately prior to the Evaluation Time. For each Evaluation, the Evaluator shall also confirm and furnish to the Trustee and the Depositor, on the basis of the information furnished to the Evaluator by the Trustee as to the value of all Trust assets other than Securities, the calculation of the Trust Fund Evaluation to be computed pursuant to Section 5.01.

(19) Section 4.01(c) is replaced in its entirety by the following:

(c) For purposes of the Trust Fund Evaluations required by Section 5.01 in determining Redemption Value and Unit Value and for secondary market purchases, Evaluation of the Securities shall be made in the manner described in 4.01(b), on the basis of the last available bid prices of the Securities (rather than offer prices), except in those cases in which the Securities are listed on a national securities exchange or a foreign securities exchange and the last available sale prices are utilized. In addition, with respect to each Security which is traded principally on a foreign securities exchange, the Evaluator shall (i) not make the addition specified in the fourth sentence of Section 4.01(b) and (ii) shall reduce the Evaluation of each Security by the amount of any liquidation costs (other than brokerage costs incurred on any national securities exchange) and any capital gains or other taxes which would be incurred by the Trust upon the sale of such Security, such taxes being computed as if the Security were sold on the date of the Evaluation.

(20) The first two paragraphs of Section 9.05 is hereby amended and replaced in their entirety to read as follows:

Section 9.05. Written Notice. Any notice, demand, direction or instruction to be given to the Depositor, Evaluator or Supervisor hereunder shall be in writing and shall be duly given if mailed or delivered to the Depositor, 227 West Monroe Street, Chicago, Illinois 60606, or at such other address as shall be specified by the Depositor to the other parties hereto in writing.

Any notice, demand, direction or instruction to be given to the Trustee shall be in writing and shall be duly given if delivered to the unit investment trust division office of the Trustee at 240 Greenwich Street, 22W Floor, New York, NY 10286, Attention: Unit Trust Division, or to such other address as shall be specified by the Trustee to the other parties in writing.

(21) The second paragraph of Section 6.02 is replaced in its entirety as follows:

An audit of the accounts of each Trust shall not be conducted unless the Depositor determines that such an audit is required. In the event that the Depositor determines that an audit is required, the accounts of each Trust shall be audited not less than annually by independent public accountants designated from time to time by the Depositor and reports of such accountants shall be furnished by the Trustee, upon request, to Unitholders. The Trustee, however, in connection with any such audits shall not be obligated to use Trust assets to pay for such audits in excess of the amounts, if any, indicated in the Prospectus relating to such Trust. The Trustee shall maintain and provide, upon the request of a Unitholder or the Depositor, the Unitholders’ or the Unitholder’s designated representative with the cost basis of the Securities represented by the Unitholder’s Units.

(22) The first paragraph of Section 6.04 is replaced in its entirety as follows:

Section 6.04. Compensation. Subject to the provisions of Section 3.14 hereof, the Trustee shall receive at the times set forth in Section 3.05, as compensation for performing ordinary normal recurring services under this Indenture, an amount calculated at the annual compensation rate stated in the Prospectus. The Trustee shall charge a pro rated portion of its annual fee at the times specified in Section 3.05, which pro rated portion shall be calculated on the basis of the largest number of Units in such Trust at any time during the primary offering period. After the primary offering period has terminated, the fee shall accrue daily and be based on the number of Units outstanding on the first business day of each calendar year in which the fee is calculated or the number of Units outstanding at the end of the primary offering period, as appropriate. The Trustee may from time to time adjust its compensation as set forth above, provided that total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase, after the date hereof, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled “All Services Less Rent,” or, if such index shall cease to be published, then as measured by the available index most nearly comparable to such index. The consent or concurrence of any Unitholder hereunder shall not be required for any such adjustment or increase, however, the consent of the Depositor shall be required. Such compensation shall be charged by the Trustee against the Income and Capital Accounts of each Trust; provided, however, that such compensation shall be deemed to provide only for the usual, normal and proper functions undertaken as Trustee pursuant to this Indenture.

(23) Section 2.03 is hereby amended and replaced in its entirety with the following:

Section 2.03. Issuance of Units. By executing the Reference Trust Agreement and receipt for deposited Securities, the Trustee will thereby acknowledge receipt of the deposit of the Securities listed in the Schedules to the Reference Trust Agreement and referred to in Section 2.01 hereof, and simultaneously with the receipt of said deposit, has recorded on its books the ownership, by the Depositor or such other person or persons as may be indicated by the Depositor, of the aggregate number of Units specified in the Reference Trust Agreement and has delivered, or on the order of the Depositor will deliver, in exchange for such Securities, cash or a Letter of Credit, documentation evidencing the ownership of the number of Units specified or, if requested by the Depositor, the ownership by DTC of all such Units and will cause such Units to be credited at DTC to the account of the Depositor or, pursuant to the Depositor’s direction and as hereafter provided, the account of the issuer of the Letter of Credit referred to in Section 2.01. The number of Units in a Trust may be increased through a split of the Units or decreased through a reverse split thereof, as directed by the Depositor, on any day on which the Depositor is the only Unitholder of such Trust, which revised number of Units shall be recorded by the Trustee on its books. Effective as of the Evaluation Time on August 26, 2026, in the event that the aggregate value of Securities in the Trust has increased since the evaluation on August 25, 2026, the Trustee shall issue such number of additional Units to the Unitholder of outstanding Units as of the close of business on August 26, 2026, that the price per Unit computed as of the Evaluation Time on August 26, 2026, plus the maximum applicable sales charge shall equal approximately $10 per Unit (based on the number of Units outstanding as of said Evaluation Time, including the additional Units issued pursuant to this sentence); in the event that the aggregate value of Securities in the Trust Fund has decreased since the evaluation on August 25, 2026, there will be a reverse split of the outstanding Units, and said Unitholder will surrender to the Trustee for cancellation such number of Units, that the price per Unit computed as of the Evaluation Time on August 26, 2026, plus the maximum applicable sales charge shall equal approximately $10 per Unit (based on the number of Units outstanding as of said Evaluation Time, reflecting cancellation of Units pursuant to this sentence). The Trustee hereby agrees that on the date of any deposit of additional Securities pursuant to Section 2.05 it shall acknowledge that the additional Securities identified therein have been deposited with it by recording on its books the ownership, by the Depositor or such other person or persons as may be indicated by the Depositor, of the aggregate number of Units to be issued in respect of such additional Securities so deposited.

(24) Section 2.01 is hereby amended and replaced in its entirety with the following:

Section 2.01. Deposit of Securities. The Depositor, on the date of the Reference Trust Agreement, has deposited with the Trustee in trust the Securities and contracts (or cash or a Letter of Credit in the amount necessary to settle any contracts for the purchase of Securities entered into by the Trustee pursuant to the instructions of the Depositor) for the purchase of Contract Securities listed in the Schedules to the Reference Trust Agreement in bearer form or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form or Contract Securities relating to such Securities to be held, managed and applied by the Trustee as herein provided. The Depositor shall deliver the Securities listed on said Schedules which were not actually delivered concurrently with the execution and delivery of the Reference Trust Agreement and which were represented by Contract Securities to the Trustee within 10 calendar days after said execution and delivery (the “Delivery Period”). In the event that the purchase of Contract Securities pursuant to any contract shall not be consummated in accordance with said contract or if the Securities represented by Contract Securities are not delivered to a Trust in accordance with this Section 2.01 and the moneys, or, if applicable, the moneys drawn on the Letter of Credit, deposited by the Depositor are not utilized for Section 3.17 purchases of Replacement Securities, such funds, to the extent of the purchase price of Failed Contract Securities for which no Replacement Security were acquired pursuant to Section 3.17, plus all amounts described in the next succeeding sentence, shall be credited to the Capital Account and distributed pursuant to Section 3.05 to Unitholders of record as of the Income Account Record Date next following the failure of consummation of such purchase. The Depositor shall cause to be refunded to each Unitholder his pro rata portion of the sales charge levied on the sale of Units to such Unitholder attributable to such Failed Contract Security. Any amounts remaining from moneys drawn on the Letter of Credit which are not used to purchase Replacement Securities or are not used to provide refunds to Unitholders shall be paid to the Depositor. The Trustee is hereby irrevocably authorized to effect registration or transfer of the Securities in fully registered form to the name of the Trustee or to the name of its nominee or to hold the Securities in a clearing agency registered with the Securities and Exchange Commission or in a book entry system operated by the Federal Reserve Board.

(25) Section 3.01 is hereby amended by as follows:

Section 3.01. Initial Costs. Subject to reimbursement as hereinafter provided, the cost of organizing a Trust and sale of the Trust Units shall be borne by the Depositor, provided, however, that the liability on the part of the Depositor under this Section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Section 2.01. Upon notification from the Depositor that the primary offering period is concluded, or after six months, at the discretion of the Depositor, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Capital Account as further set forth in Section 3.03, and pay to the Depositor the Depositor’s reimbursable expenses of organizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Depositor but not in excess of the expense cap amount set forth in the Prospectus multiplied by the number of Units outstanding as of the conclusion of the primary offering period. If the cash balance of the Capital Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value, as determined under Section 4.01 as of the date of distribution, sufficient for such reimbursement. Securities sold or distributed to the Depositor to reimburse the Depositor pursuant to this Section shall be sold or distributed by the Trustee to the extent practicable, in the percentage ratio then existing (unless the Trust elects to be treated as a “regulated investment company” as defined in the United States Internal Revenue Code (the “Internal Revenue Code”), in which case sales or distributions by the Trustee shall be made in accordance with the instructions of the Depositor or its designees). The reimbursement provided for in this Section shall be for the account of the Unitholders of record at the conclusion of the primary offering period. Any assets deposited with the Trustee in respect of the expenses reimbursable under this Section shall be held and administered as assets of the Trust for all purposes hereunder. The Depositor shall deliver to the Trustee any cash identified in the Statement of Financial Condition of the Trust included in the Prospectus not later than the First Settlement Date and the Depositor’s obligation to make such delivery shall be secured by the Letter of Credit deposited pursuant to Section 2.01. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section shall be held by the Trustee, without interest, and reserved for such purpose and, accordingly, prior to the conclusion of the primary offering period, shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per-Unit amount payable pursuant to the next sentence. If a Unitholder redeems Units prior to the conclusion of the primary offering period, the Trustee shall pay to the Unitholder, in addition to the Redemption Price of the tendered Units, an amount equal to the estimated per-Unit cost of organizing the Trust and the sale of Trust Units set forth in the Prospectus multiplied by the number of Units tendered for redemption; to the extent the cash on hand in the Trust is insufficient for such payment, the Trustee shall have the power to sell Securities in accordance with Section 5.02. As used herein, the Depositor’s reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, Securities and Exchange Commission and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the costs of a portfolio consultant, if any, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses.

(26) Section 9.01(a)(iii) is hereby amended as follows:

(a)(iii) to make such other provision regarding matters or questions arising hereunder as shall not materially adversely affect the interests of the Unitholders; provided, however, that in no event may any amendment be made which would adversely affect the status of a Trust for federal income tax purposes.

(27) Section 3.05 is hereby amended by adding the following as subsection (b)(vi):

(b)(vi) Notwithstanding the foregoing, the Trustee shall not be required to make a distribution from the Income Account or the Capital Account unless the aggregate cash available for distribution within the meaning of Treas. Reg. Section 1.671-5(b)(5) from the Income Account and the Capital Account is equal to or greater than .1% of the net asset value of the Trust on the related Record Date, provided, however, that the Trustee shall in any event distribute the balance of the Income Account and Capital Account on the Distribution Date occurring in December of each year (including in such distribution income receivable by the Trust on or prior to the December Distribution Date). This provision is intended to comply with Treas. Reg. Section 1.671-5(c)(2)(v)(C), and shall be interpreted consistent therewith and with any successor regulation.

(28) Notwithstanding the foregoing, no In Kind Distribution requests made pursuant to Section 5.02 and submitted during the 30 business days prior to the Trust’s Mandatory Termination Date will be honored. In addition, no unitholder will be eligible for an In Kind Distribution of securities pursuant to Section 9.02. Furthermore, the availability of In Kind Distributions may be modified or discontinued as described in the Prospectus.

(29) Notwithstanding anything to the contrary in the Standard Terms and Conditions of the Trust, Section 3.07 shall be amended to add the following immediately after Section 3.07(a)(ix):

(x) that as a result of the ownership of a Security, the Trust or its Unitholders would be a direct or indirect shareholder of a passive foreign investment company as defined in section 1297(a) of the Internal Revenue Code.

(xi) that such sale is desirable because a Security is determined to be taxed as a partnership for U.S. Federal tax purposes.

(xii) that such sale is necessary for the Trust to comply with such federal and/or state securities laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time.

(30) All references to The Bank of New York in the Standard Terms and Conditions of the Trust shall be replaced with “The Bank of New York Mellon.”

(31) Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the eighth paragraph of Section 5.02 shall be amended to read in its entirety as follows:

For the purpose of funding the Capital Account for payment of the Redemption Value with respect to each tender of a Unit or Units for redemption, the Depositor may direct the Trustee to sell and, in the absence of contrary direction from the Depositor, the Trustee may sell, the pro rata amount of each Security allocable to the tendered Units as soon as reasonably practicable following such tender. In determining such pro rata amount, the Trustee may apply the calendar month aggregation method provided in Treas. Reg. Section 1.671-5(c)(2)(iv)(G)(3)(i). If the proceeds of such pro rata sales are insufficient, the Trustee may (i) sell additional Securities as directed by the Supervisor or, in the absence of direction, sell Securities in amounts which are reasonably pro rata as determined by the Trustee or (ii) advance funds required to pay the Redemption Value, provided that the Trustee shall have no obligation to advance funds if the unreimbursed amount advanced to the Trust for this purpose then equals at least $15,000. When directed by the Depositor or determined by the Trustee, but in all events as promptly as reasonably practicable whenever the unreimbursed amount advanced by the Trustee equals or exceeds $15,000, the Trustee shall sell additional Securities in the manner provided in clause (i) of the preceding sentence and shall reimburse itself the amount of the advance, provided that the Trustee's right to reimbursement shall not be affected by any delay in sale or reimbursement. The Trustee's right to reimbursement shall be secured by a lien on the Trust prior to the interest of the Unitholders. The net proceeds of any sale of Securities representing income shall be credited to the Income Account and then disbursed therefrom for payment of expenses and payments to Unitholders as otherwise provided in this Indenture. The balance of such net proceeds shall be credited to the Capital Account. The Depositor and the Trustee shall use their reasonable efforts to conduct pro rata sales of Securities qualifying for exception from tax reporting as described in Treas. Reg. Section 1.671-5(c)(2)(iv)(G) and, during the final calendar year of the Trust, qualifying for the exception from tax reporting described in Treas. Reg. Section 1.671-5(c)(2)(iv)(F). Notwithstanding the foregoing, neither the Trustee nor the Depositor shall be liable to any person in the event sales proceeds for any calendar year exceed the general de minimis test of Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(1) (whether or not due to a failure to sell Securities pro rata) or otherwise require reporting under Treas. Reg. Section 1.671-5.

(32) Section 6.02 is hereby amended by adding the following paragraph:

With respect to any Trust which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22), the Depositor and the Trustee agree that the Trust meets the requirements of Treas. Reg. Section 1.671-5(f)(1)(i), and the Trustee is authorized: (i) to report in accordance with any of the safe harbor methods described in Treas. Reg. Section 1.671-5(f); (ii) to report sales proceeds, whenever permitted, as provided in Treas. Reg. Section 1.671-5(f)(1)(iv)(B); (iii) to report proceeds of sales and dispositions described in Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(4)(ii) as provided in Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(4)(i); (iv) if so directed by the Depositor, to use the measuring date, as defined in Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(1), in lieu of the start-up date; and (v) to use any method permitted by the Treasury for the purpose of determining the net asset value of the Trust pursuant to Treas. Reg. Section 1.671-5(c)(2)(D)(1), if directed to do so by the Depositor. For purposes of Treas. Reg. Section 1.671-5(f)(1)(iv)(A)(2), the date of the last deposit under 2.01(b) prior to the expiration of the initial offering period, as certified to the Trustee by the Depositor, shall be considered the 'start-up date' of the Trust.

(33) Notwithstanding anything to the contrary in the Standard Terms and Conditions of the Trust, Section 3.19 is hereby amended by adding the following paragraph:

In limited circumstances and only if deemed in the best interests of the Unitholders, the Depositor is authorized to instruct the Trustee to change the dates on which the deferred sales charge is deducted as described in the Prospectus. The deferred sales charge payment dates may be delayed: (i) in order for a Trust which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22) to report in accordance with any of the safe harbor methods described in Treas. Reg. Section 1.671-5(f); or (ii) in order for a Trust which is a regulated investment company as defined by the Internal Revenue Code to maintain its qualification as a regulated investment company. The Trustee shall have no liability for any tax or other liability incurred by reason of action or inaction resulting from such direction. The Depositor will amend the Prospectus to include the new dates on which the deferred sales charge will be collected and distributing such notice to Unitholders.

(34) Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.19 shall be amended by adding the following sentences at the end thereof:

“To the extent permitted by applicable law and regulatory authorization, unpaid portions of the deferred sales charge shall be secured by a lien on the Trust in favor of the Depositor, provided that such lien shall be subordinate to the lien of the Trustee granted by Section 6.04 of the Standard Terms and Conditions of Trust. To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien.”

(35) All reference to Claymore Securities, Inc. in the Standard Terms and Conditions of Trust shall be replaced with “Guggenheim Funds Distributors, LLC”

(36) Notwithstanding anything to the contrary in the Standard Terms and Conditions of the Trust, the first paragraph of Section 9.02 is hereby amended and restated to read as follows:

This Indenture and each Trust created hereby shall terminate upon the maturity, redemption, sale or other disposition as the case may be of the last Security held in such Trust hereunder unless sooner terminated as hereinbefore specified, and may be terminated (i) at any time by the written consent of Unitholders representing at least 66-2/3% of the Units then outstanding or (ii) if stated in the Prospectus, if the per unit net asset value reaches or exceeds 15% above its initial net asset value as calculated on the date of deposit, net of the upfront sales charge and other related investment expenses; provided that in no event shall any Trust continue beyond the Mandatory Termination Date.  If the value of a Trust shall be less than the applicable minimum value stated in the prospectus (generally 20% of the total value of securities deposited in the Trust during the initial offering period), the Trustee may in its discretion, and shall, when so directed by the Depositor, terminate the Trust.  Upon the date of termination the registration books of the Trustee shall be closed.

(37) Section 3.05(b)(ii) is hereby amended and replaced in its entirety with the following:

For the purposes of this Section 3.05, the term “Income Distribution” shall be calculated as set forth in subparagraph (A), below, unless the Prospectus provides for the averaging of income distributions, in which case, “Income Distribution” shall be shall be calculated as set forth in subparagraph (B), below. Accordingly, the Unitholder’s “Income Distribution” shall be equal to:

(A) such Unitholder’s pro rata share of the cash balance (other than any amortized discount) in the Income Account computed as of the close of business on the Income Account Record Date immediately preceding such Income Distribution after deduction of (1) the fees and expenses then deductible pursuant to Section 3.05(a) and (2) the Trustee’s estimate of other expenses properly chargeable to the Income Account pursuant to the Indenture which have accrued, as of such Income Account Record Date or are otherwise properly attributable to the period to which such Income Distribution relates; or

(B) such Unitholder's pro rata share of the balance in the Income Account calculated on the basis of a fraction (the numerator of which is one and the denominator of which is the total number of Distribution Dates per year) of the estimated annual income to the Trust for the ensuing twelve months computed as of the close of business on the Record Date immediately preceding such Income Distribution after deduction of (1) the fees and expenses then deductible pursuant to Section 3.05(a) and (2) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to the Indenture which have accrued, as of such Record Date or are otherwise properly attributable to the period to which such Income Distribution relates.

In the event that the amount on deposit in the Income Account is not sufficient for the payment of the amount intended to be distributed to Unitholders on the basis of the aforesaid computation in paragraph (B), the Trustee is authorized to advance its own funds and cause to be deposited in and credited to the Income Account such amounts as may be required to permit payment of the related distribution to be made as aforesaid and shall be entitled to be reimbursed, without interest, out of income payments received by the Trust subsequent to the date of such advance. Any such advance shall be reflected in the Income Account until repaid.

(38) Section 3.10 is hereby amended and replaced in its entirety with the following:

Section 3.10.   Notice to Depositor.  In the event that the Trustee shall have been notified at any time of any action to be taken or proposed to be taken with respect to the Securities (including but not limited to the making of any demand, direction, request, giving of any notice, consent or waiver or the voting with respect to any amendment or supplement to any indenture, resolution, agreement or other instrument under or pursuant to which the Securities have been issued), the Trustee shall promptly notify the Depositor. Subject to the following paragraph, the Trustee shall take such action or refrain from taking any action so as to ensure that the Securities are voted as closely as possible in the same manner and the same general proportion, with respect to all issues, as are the Securities held by owners other than the Trust.

Subject to the preceding paragraph, with respect to any Trust that holds shares of a closed-end fund, exchange-traded fund or other investment fund (a “Deposited Fund”), the Trustee will provide the Depositor access to the information provided to the Trustee regarding matters on which voting or other action is solicited or required with respect to shares of a Deposited Fund. If the Depositor determines that the voting or response to such matters should not be done in accordance with the preceding paragraph and, with respect to any Trust which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22) the outcome of voting or response to such matters will not result in such Trust receiving new or exchange securities, as certified to the Trustee by the Depositor upon which the Trustee shall conclusively rely, the Depositor will direct the Trustee in writing as to the manner in which the voting or response should be made not later than ten Business Days prior to due date for the vote or response. In providing such direction, the Depositor will take into account any applicable agreement and all restrictions or limitations imposed by applicable law or statute and will cause the shares to be voted, or other response made, in the best interests of the Unitholders. The Depositor is authorized to enter into an agreement with a Deposited Fund with respect to the manner in which the shares of such fund will be voted or otherwise regarding a Trust’s investment in such Deposited Fund. Neither the Depositor nor the Trustee shall be liable to any person for any action or failure to take action with respect to this section.

This Reference Trust Agreement shall be deemed effective when executed and delivered by the Sponsor and the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Reference Trust Agreement to be duly executed.

Guggenheim Funds Distributors, LLC, Depositor

By   /s/ Amy Lee
Vice President and Secretary

The Bank of New York Mellon, Trustee

By   /s/ Margarita Kalantarova

Vice President

Schedule A

Securities Initially Deposited

Guggenheim Defined Portfolios, Series 2620

(Note:	Incorporated herein and made a part hereof are the "Trust Portfolio(s)" as set forth in the Prospectus.)